Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 16, 2021, with respect to the consolidated financial statements of Science 37, Inc. included in the proxy statement/prospectus of LifeSci Acquisition II Corp. that is made a part of the Registration Statement (Form S-4) and Prospectus of LifeSci Acquisition II Corp. for the registration of shares of its common stock.

/s/Ernst & Young LLP

Los Angeles, California

July 27, 2021